Exhibit 99.3
Explanatory Note
During the June 30, 2015 quarter, the Company adopted new accounting guidance regarding the simplification of the presentation of debt issuance costs. Revisions have been made within Item 6. Selected Financial Data table on line "Total assets," "Total debt, current and long-term portions," and "Total net debt to total capitalization" to reflect the change. Item 6. Selected Financial Data has not been revised to reflect events and or developments subsequent to February 20, 2015, the date the Company filed the 2014 Form 10-K. For a discussion of events and developments subsequent to the filing of the 2014 Form 10-K, please refer to the Company’s Securities and Exchange Commission (“SEC”) filings since that date.

Item 6.  Selected Financial Data

DENTSPLY INTERNATIONAL INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(in thousands, except per share amounts, days and percentages)

The following selected financial data is qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Form 10-K.

	Year ended December 31,
	2014	2013	2012	2011(a)	2010

Statement of Operations Data:
Net sales	$2,922,620	$2,950,770	$2,928,429	$2,537,718	$2,221,014
Net sales, excluding precious metal content (b)	2,792,676	2,771,728	2,714,698	2,332,589	2,031,757
Gross profit	1,599,789	1,577,412	1,556,387	1,273,440	1,130,158
Restructuring and other costs	11,083	13,356	25,717	35,865	10,984
Operating income	445,600	419,166	381,939	300,728	380,273
Income before income taxes	404,373	369,335	330,679	256,111	357,656
Net income	322,913	318,161	318,489	247,446	267,335
Net income attributable to DENTSPLY International	$322,854	$313,192	$314,213	$244,520	$265,708

Earnings per common share:
Basic	$2.28	$2.20	$2.22	$1.73	$1.85
Diluted	$2.24	$2.16	$2.18	$1.70	$1.82

Cash dividends declared per common share	$0.265	$0.250	$0.220	$0.205	$0.200

Weighted Average Common Shares Outstanding:
Basic	141,714	142,663	141,850	141,386	143,980
Diluted	144,219	144,965	143,945	143,553	145,985

Balance Sheet Data:
Cash and cash equivalents	$151,639	$74,954	$80,132	$77,128	$540,038
Property, plant and equipment, net	588,845	637,172	614,705	591,445	423,105
Goodwill and other intangibles, net	2,760,179	3,076,919	3,041,595	2,981,163	1,381,798
Total assets	4,646,459	5,073,624	4,966,831	4,746,495	3,257,051
Total debt, current and long-term portions (d)	1,261,907	1,471,617	1,515,532	1,757,808	610,869
Equity	2,322,198	2,577,974	2,249,443	1,884,151	1,909,912
Return on average equity	13.2%	13.0%	15.2%	12.9%	13.9%
Total net debt to total capitalization (c)	32.3%	35.1%	39.0%	47.1%	3.6%

Other Data:
Depreciation and amortization	$129,077	$127,903	$129,199	$85,035	$65,912
Cash flows from operating activities	560,401	417,848	369,685	393,469	377,461
Capital expenditures	99,578	100,345	92,072	71,186	44,236
Interest expense (income), net	41,318	41,502	48,091	35,577	20,835
Inventory days	113	114	106	100	100
Receivable days	55	56	53	54	54
Effective tax rate	20.1%	14.1%	2.7%	4.3%	25.0%
(a) Includes the results of the Astra Tech acquisition from September 1, 2011 through December 31, 2011.
(b) The presentation of net sales, excluding precious metal content, is considered a measure not calculated in accordance with US GAAP, and is therefore considered a non-US GAAP measure.
(c) The Company defines net debt as total debt, including current and long-term portions less deferred financing costs, less cash and cash equivalents and total capitalization as the sum of net debt plus equity.
(d) Total debt amounts shown are net of deferred financing costs.